UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DENNY’S CORPORATION
(Name of Registrant as Specified in Its Charter)

OAK STREET CAPITAL MASTER FUND, LTD.
OAK STREET CAPITAL MANAGEMENT, LLC
DAVID MAKULA
PATRICK WALSH
DASH ACQUISITIONS LLC
JONATHAN DASH
SOUNDPOST CAPITAL, LP
SOUNDPOST CAPITAL OFFSHORE, LTD.
SOUNDPOST ADVISORS, LLC
SOUNDPOST PARTNERS, LP
SOUNDPOST INVESTMENTS, LLC
JAIME LESTER
LYRICAL OPPORTUNITY PARTNERS II, L.P.
LYRICAL OPPORTUNITY PARTNERS II, LTD.
LYRICAL OPPORTUNITY PARTNERS II GP, L.P.
LYRICAL CORP III, LLC
LYRICAL PARTNERS, L.P.
LYRICAL CORP I, LLC
JEFFREY KESWIN
MURANO PARTNERS LP
MURANO CAPITAL LLC
MURANO HOLDINGS, LLC
MURANO GROUP LLC
JAY THOMSON
TONY C. LAI
PATRICK H. ARBOR

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

2

The Committee to Enhance Denny’s (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of Denny’s Corporation.  The Committee has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1: On April 30, 2010, the Committee issued the following press release announcing the issuance of a letter to shareholders of the Company.  The letter has also been posted to www.enhancedennys.com:

The Committee to Enhance Denny's Issues Letter to Shareholders

Urges Shareholders Not To Be Misled By Denny's Campaign of Misinformation

Companies: Denny's Corp.

Press Release Source: The Committee to Enhance Denny's On Friday April 30, 2010, 8:00 am EDT

CHICAGO, April 30 /PRNewswire-FirstCall/ -- The Committee to Enhance Denny's, headed by Oak Street Capital Management, LLC and Dash Acquisitions LLC, issued the following letter to shareholders of Denny's Corporation (Nasdaq:DENN - News) relating to the May 19, 2010 Annual Meeting.  The letter can also be downloaded at http://www.enhancedennys.com/4-30Letter.pdf.

A MESSAGE FROM
THE COMMITTEE TO ENHANCE DENNY’S

DO NOT BE MISLED BY DENNY’S CAMPAIGN OF MISINFORMATION TO DISTRACT SHAREHOLDERS FROM THE SERIOUS ISSUES FACING THE COMPANY

OUR NOMINEES’ SOLE OBJECTIVE IS TO CREATE VALUE FOR ALL SHAREHOLDERS

VOTE YOUR GOLD PROXY CARD TODAY

April 30, 2010

Dear Denny’s Shareholder:

The Committee to Enhance Denny’s, headed by Oak Street Capital Management, LLC and Dash Acquisitions LLC, is seeking your support to elect three new members to the board of directors of Denny’s Corporation at the 2010 Annual Meeting of Shareholders to be held on May 19, 2010.  The Committee’s proposed nominees are Patrick Arbor, Jonathan Dash and David Makula.  These highly qualified nominees would bring fresh perspective and an ownership mentality to a board that is desperately in need of change.  The election of our nominees would result in minority representation on the Denny’s board.  We are not seeking to take control of the board.

The Committee, which owns approximately 7.1% of the outstanding shares of Denny’s, would like to send a strong message to the incumbent directors that they are not satisfied with Denny’s poor operating results, failed growth strategy, high operating expenses and lack of accountability.  These management and operational deficiencies, and the board’s failure to address them during the course of a decade, is reflected in Denny’s share price, which lost a stunning 76% of its value between the time it emerged from bankruptcy in January 1998 through December 31, 2009.

Relative Shareholder Returns

OUR NOMINEES WILL MAKE A DIFFERENCE

This election contest is strictly about adding three new directors who will address the serious operational and management issues facing Denny’s.  We believe the Denny’s board and management team have failed to address these issues and, even in the face of this election contest, refuse to take responsibility for a decade of shareholder value destruction.  Management has also not given any indication in its guidance that key operational trends such as guest traffic and sales improved in the first quarter of 2010.  We believe Denny’s has blatantly misrepresented the facts regarding our motives and attacked the personal reputation of our nominees in order to divert your attention away from these issues and the company’s poor performance.  We urge you to ignore Denny’s campaign of misinformation.

We selected Patrick Arbor, Jonathan Dash and David Makula to serve as our nominees because we believe they will bring much needed accountability and oversight to the board.  Mr. Arbor brings a wealth of business and corporate governance experience and has served on over a dozen different boards over his career, including three consecutive terms as the Chairman of the Chicago Board of Trade.  Mr. Dash brings valuable experience in the restaurant business due to his directorship at Western Sizzlin and significant roles in helping to revitalize the marketing, supply chain and research and development departments of The Steak n Shake Company.  Mr. Makula has more than 10 years of experience in investment banking and asset management that culminated in his founding of Oak Street Capital Management, a Chicago-based investment management firm.  This experience has allowed Mr. Makula to identify the key financial and operational issues that have plagued Denny’s, which he would address by focusing on prudent capital allocation and cost reductions.  We believe Denny’s share price, which has appreciated by as much as 70% since the initial filing of our Schedule 13D on January 21, 2010, is reflective of a market view that changes are needed at the company.  We believe the election of all three of our nominees is necessary in order to implement our plan to further maximize shareholder value.

THE DENNY’S BOARD HAS MISREPRESENTED THE FACTS IN ORDER TO DIVERT YOUR ATTENTION AWAY FROM THE SERIOUS ISSUES FACING THE COMPANY

The Denny’s board and management team have attempted to cloud the issues that we have brought to the forefront of this election contest and divert your attention away from these issues by making false and misleading accusations about us and our nominees.  In an effort to do whatever it takes to entrench themselves, the Denny’s board has resorted to a scorched-earth campaign against the nominees that is rife with misrepresentations of the facts and underhanded personal attacks.  Consider the following statements made by Denny’s in its recent letter to shareholders dated April 27, 2010 (the “April 27 Letter”):

Denny’s False and Misleading Claims	Facts
Denny’s claims that we have “a self-interested agenda, including potentially seeking to gain control of the Company without paying a premium to you and the rest of the Company’s stockholders.”
We are not seeking control of Denny’s.  In fact, as clearly disclosed in our proxy statement, we are only seeking minority representation on the board.  Any implication to the contrary should be ignored.

Denny’s claims that by seeking to remove the Board Chair, the Chair of the Audit/Finance Committee and the CEO, “the dissident group is clearly exposing its desire to assert maximum influence on the Board . . .”

We are seeking to replace Nelson Marchioli, Robert E. Marks and Debra Smithart-Oglesby because each of these incumbent directors has served as a director since 2003 or earlier.  We therefore believe that they are most accountable for the current state of Denny’s.  We urge you to hold them accountable as well.

Denny’s claims it “has reached out to the group in various ways but has either received no response or been rebuffed.”
Our representatives attempted to set up a meeting with Nelson Marchioli on more than one occasion.  We refer you to the “Background” section of our proxy statement for a detailed account of how our requests for a meeting with Mr. Marchioli were denied.  Denny’s management even cancelled an in-person meeting with one of our Committee members at the Stifel Nicolaus Conference in March 2010 that had been previously scheduled months in advance.  It was our efforts to engage in discussions - not those of Denny’s - that have in fact been rebuffed.

Denny’s claims that our motives behind this election contest “. . . do not align with and are not in the best interest of all stockholders . . .”
As a significant shareholder of Denny’s, owning 7.1% of the outstanding shares, we have a significant economic stake in Denny’s.  In contrast, the independent directors (all directors other than Mr. Marchioli) owned outright1 an aggregate of just 162,506 shares, or 0.16% of the outstanding shares, as of March 23, 2010.  Shareholders should consider the board’s lack of significant actual ownership when evaluating their interest and ability to maximize shareholder value.  As a significant shareholder, our interests are clearly aligned with those of the shareholders.

1 Shares owned directly by the directors as opposed to shares issuable to the directors at a future date upon the exercise of stock options or through the conversion of deferred stock units, subject to vesting and other restrictions under the company’s compensation plans.

TOTAL SYSTEM-WIDE UNITS HAVE BEEN IN LONG-TERM DECLINE

The board and management have presided over a 15% decline in units since 2000, indicating the true weakness in the system as more company owned and franchised units have closed.  Furthermore, the shrinking of the system occurred in a period during which Denny’s closest competitor, International House of Pancakes (“IHOP”), grew units by more than 50%.  This time period also coincided with a time when credit was freely available to franchisees to open new restaurants.  We believe the perennial decline in the number of units has significantly undermined Denny’s ability to stay competitive in the industry.  Contrary to claims made by Denny’s, we do not believe the Flying J deal alters Denny’s poor fundamental outlook.

DENNY’S HAS FAILED TO ALIGN OPERATING EXPENSES WITH RESTAURANT UNIT DECLINES

We believe the Denny’s board and management have not effectively controlled operating expenses, including its general and administrative expenses.  As illustrated in the table below, management has refranchised or closed company-owned stores by 58.8% and the number of total stores dropped by 7.5% since 2002.  We believe substantial general and administrative expense saving should have been associated with this significant number of refranchised or closed restaurants.  However, Denny’s general and administrative expenses have actually increased by approximately $7.3 million since 2002.  We choose 2002 as a reference point because it was the year before management began to close or refranchise a significant number of stores.  Shareholder value cannot be maximized unless general and administrative expenses are significantly reduced and aligned with Denny’s smaller base of company-owned restaurants.  We believe annual operating costs can be reduced by at least $15 million and our nominees intend to direct management to achieve this goal.

Denny’s G&A Expense Growth Versus Restaurant Unit Declines

($ in millions except store data)	2002	2009	% change
G&A Expense	$50.0	$57.3	14.6%
Number of Company Owned stores	566	233	(58.8%)
Number of Franchise stores	1,110	1,318	18.7%
Total stores	1,676	1,551	(7.5%)
Note: Store data as of 12/31/2002 and 12/31/2009 Source: SEC filings

DENNY’S HAS CONVENIENTLY GIVEN THE FALSE IMPRESSION OF IMPROVING FINANCIAL RESULTS

Free cash flow should be a simple, analyzable metric from which shareholders can determine the value of a business.  We believe the cumulative effect of the board’s strategic errors can be summarized by the company’s historical free cash flow.

The table below illustrates Denny’s true historical free cash flow, based on financial information contained in Denny’s Forms 10-K filed with the SEC, since Nelson Marchioli was appointed CEO and a director in 2001.  We have defined free cash flow utilizing Generally Accepted Accounting Principles (“GAAP”) by subtracting GAAP capital expenditures from GAAP cash from operations.  This calculation results in a negative cumulative free cash flow of $32.3 million since 2001.

It should not surprise shareholders that the Denny’s board and management team have attempted to ignore the company’s historically poor free cash flow in an effort to re-define their history in their own skewed terms.  In Denny’s Proxy Advisory Presentation (the “Denny’s Presentation”) filed with the SEC on April 28, 2010, rather than portraying Denny’s negative free cash flow using GAAP components, the Denny’s Presentation contains a table illustrating Denny’s positive and improved “adjusted” free cash flow.

In the interest of full and fair disclosure, the table below also compares management’s “adjusted” free cash flow numbers contained in the Denny’s Presentation with Denny’s historical free cash flow since 2001.  The difference between our conservative free cash flow illustrated below and Denny’s loose interpretation of this important metric is a total of $172.8 million in positive adjustments made as a result of adding back “one-off” items which the board and management would like shareholders to ignore.  These adjustments are not consistent with GAAP policies, as the board and management themselves have acknowledged in the footnotes of their presentation.  We believe these adjustments are self-serving and give the false impression that the board and management have delivered strong results in this key area.

Historical Cumulative Free Cash Flow Versus “Adjusted” Free Cash Flow

BOARD AND MANAGEMENT LACK CONSISTENT AND BROAD FRANCHISEE SUPPORT

In March and November of 2009, the Denny’s Franchisee Association (“DFA”) sent two scathing letters to the Denny’s board expressing the DFA’s “unanimous lack of confidence” in Denny’s management.  These letters have been posted on our website at www.enhancedennys.com. We believe these letters speak for themselves regarding the history of Denny’s frosty relationship with its franchisees under the current board’s watch.

After excerpts from one of the DFA letters appeared in our soliciting material, Denny’s publicly disclosed an April 12, 2010 letter from DFA Chairman Craig Barber to the Denny’s board that was written in an apparent effort to counteract the impact of the prior DFA letters.  In his letter, Mr. Barber claims that there may be “some confusion” about communications from the DFA board during 2009.  Mr. Barber indicates that relations between the Denny’s board, the DFA and the franchisees have suddenly thawed and are now quite rosy.  We seriously question Mr. Barber’s motives behind sending this letter and whether Mr. Barber is speaking on behalf of franchisees which he purportedly represents and his fellow DFA board members.  Since Mr. Barber’s letter was made public, we have received numerous calls from franchisees and DFA members expressing concerns that the sentiments conveyed by Mr. Barber in his letter were not shared by them.  In addition, we have been informed by DFA members who we believe to be reliable that Mr. Barber’s business partner currently works as a consultant for Denny’s under the direct supervision of Nelson Marchioli.  Finally, Mr. Marchioli and Mr. Barber have an agreement in the works for Mr. Barber to take over the supply chain purchasing arm of Denny’s which is responsible for purchasing more than $500 million of food and supplies for the Denny’s system.  We seriously question Mr. Barber’s motives in sending this letter and shareholders should be aware of these glaring conflicts of interest.

Recently, we have also learned from DFA members who we believe to be reliable that Mr. Marchioli is offering to reduce franchise fees on Flying J units in order to curry favor with the franchisees during this proxy contest.  This is not surprising, as several of these franchisees have told us that Mr. Marchioli has a history of using company resources to entrench himself within the organization.  We believe that reducing franchise fees is not necessary to attract interest in these units and this transparent effort by Mr. Marchioli to entrench himself within the organization should not be tolerated by the existing board or shareholders.

DENNY’S HAS RESORTED TO A PERSONAL SMEAR CAMPAIGN AGAINST US AND OUR NOMINEES IN ORDER TO WIN YOUR VOTE

We believe our nominees are highly qualified professionals that would bring unique skill sets to the board.  In a transparent effort to bolster their candidates and shift your attention away from their own shortcomings, Denny’s attempted to besmirch the personal character of our nominees and unfairly discredit their experience.  Consider the following comparisons between our nominees and the incumbent directors that appear in Denny’s April 27 Letter.

David Makula - Denny’s attempts to belittle Mr. Makula’s 10 years of experience in investment banking and asset management by asserting that the board currently has “more than 100 years of combined capital markets, accounting and financial experience . . .”  Our sole objective is creating shareholder value at Denny’s.  The years of experience the collective board has amassed destroying shareholder value at Denny’s is the real issue shareholders should consider when evaluating the candidates.  We believe Mr. Makula’s experience and vested personal interest in maximizing shareholder value makes him an ideal candidate.

Patrick Arbor - Denny’s argument that Mr. Arbor is not a suitable candidate because he has no restaurant experience has no bearing on which candidate is more qualified to maximize shareholder value.  Mr. Arbor has served on over a dozen boards during his career, including three consecutive terms as the Chairman of the Chicago Board of Trade, the world’s oldest derivatives exchange.  We believe his vast experience and network of contacts would add significant value to any board in any industry, including the restaurant industry.  While Denny’s is highly critical of Mr. Arbor’s lack of restaurant experience, they fail to mention that only 3 incumbent directors of the current 8-member board had any restaurant company experience before they arrived at Denny’s, based on the Denny’s proxy statement.  In fact, according to the Denny’s proxy statement, out of all 8 incumbent directors, only 2 directors have ever served as a director of a publicly traded restaurant company other than Denny’s.  Mr. Arbor would add significant value to the board and Denny’s assertion that his experience has no relevance to the company is not compelling.

Jonathan Dash - Denny’s has resorted to attacking Mr. Dash’s character and personal reputation as well as transactions involving the restructuring of two restaurant companies with which he was previously involved.  The merger between Western Sizzlin and Steak n Shake involved the approval of independent committees of the boards of the respective companies in reliance on separate fairness opinions.  Denny’s also questions whether Mr. Dash’s “involvement with and continued interest in” one of these restaurant companies presents a “potential conflict of interest that could further disqualify him as a director nominee”.  As a result of the consummation of these restructurings, Mr. Dash no longer has any involvement with these companies other than as a security holder.  Even if he continued to have any involvement, we are perplexed as to how this would present a conflict of interest greater than that currently presented by director Louis Neeb serving as Chairman of the Board of Mexican Restaurants, Inc., a fact that Denny’s also failed to mention in its diatribe against Mr. Dash.

Mr. Dash has a history of successfully investing in struggling restaurant companies and effecting positive change.  Over the past five years, Mr. Dash has made significant investments in Western Sizzlin Corporation, Friendly Ice Cream Corporation and The Steak n Shake Company (now known as Biglari Holdings).  Shareholder returns on investments in these companies were as follows:

Dash Investment	Return	Time Period (Beginning on Date of Initial 13D Filing)

Western Sizzlin	107%	8/8/05 through 4/1/10 (closing of merger with Steak n Shake) (adjusted for distribution of Steak n Shake stock)

Friendly Ice Cream	100%	8/7/06 through 8/30/07 (closing of acquisition by Sun Capital)

Steak n Shake	218%	6/4/08 to present

THE DENNY’S BOARD AND MANAGEMENT HAVE A HISTORY OF OVER-PROMISING AND UNDER-DELIVERING

Denny’s management frequently asserts that the company is undergoing a transformation, and the turning point is always just around the corner.  Unfortunately for shareholders, Denny’s has yet to actually turn the corner.  Why should shareholders expect management’s most recent promises to be any different?

Denny’s Quote

“I firmly believe our best years lie ahead… We are winning back customers by providing food that tastes great.”  - 2002 Annual Report

“Our future success will be driven by increasing guest counts and capitalizing on the significant capacity for sales growth within our restaurants.” - 2005 Annual Report

Result

Denny’s same store guest traffic declined in six of the following seven years following the 2002 Annual Report culminating in a 20% cumulative decline in guest traffic.

Denny’s Quote

“Denny’s is poised to reaffirm our position as the nation’s leading family dining chain.” - 2004 Annual Report

Result

After a 15% drop in system-wide restaurants since 2000, Denny’s ceded its leadership position to IHOP in 2009.  IHOP grew restaurant units significantly, while more than doubling system-wide sales over the past ten years.

System-Wide Sales Comparison

Denny’s Quote

“Creating value for our guests and shareholders” – 2006 Annual Report Title

Result

Guests were turned-off by Denny’s consistent price hikes, eroding value for customers.  Shareholders have suffered losses of 53% from January 1, 2007 to December 30, 2009.

Denny’s Quote

“in February 2009 we undertook a bold and aggressive initiative — to offer everyone in America a free Grand Slam — and we promoted this event through our first ever Super Bowl commercial. This event came together incredibly well, raised tremendous awareness of the Denny’s brand, produced overwhelming goodwill with our customers, and surpassed our expectations. While there were certainly costs to absorb surrounding this promotion, we have seen an encouraging lift in guest traffic trends since our Super Tuesday event.”  - 2008 Annual Report

Result

We believe many of the customers attracted by this promotion aired in Q1 2009 failed to return as guest traffic losses accelerated in the second half of 2009.

% Change in Same Store Guest Traffic

Q1 2009	Q2 2009	Q3 2009	Q4 2009

(0.2%)	(4.9%)	(7.3%)	(6.7%)

Note:  Super Bowl ad aired in Q1 2009
Source:  SEC Filings

Denny’s Quote

“We remain confident that Denny’s is in its best position in recent history to deliver enhanced shareholder value over time. There’s never been a better time for Denny’s.” - 2009 Annual Report

Result

Shareholders can no longer afford to rely on management’s empty promises.

GOALS OF OUR DIRECTOR NOMINEES

Our director nominees have a plan designed to reverse the erosion of shareholder value overseen by the current board.  Our changes are intended to significantly improve Denny’s free cash flow per share, thus forming the basis for the market to revalue Denny’s share price.  Our sole mission will be to increase Denny’s intrinsic value per share.  A broad outline of our goals is as follows:

•	Create a pay-for-performance culture that clearly and measurably aligns management’s interests with those of shareholders
•	Implement a cost structure that provides the company with a source of competitive advantage, by sustainably reducing annual operating expenses by at least $15 million
•	Stop the declining trend in guest traffic and comp store sales with more effective marketing and an improved price-to-value relationship for the customer
•	Rationalize capital expenditures to an average of less than $10 million per year
•	Halt value-eroding sales of company-owned restaurant units at unreasonably low prices
•	Refocus marketing efforts on a consistent value message
•	Restore system-wide unit growth through franchisee development, while improving the company’s relationship with its franchisees

HELP US RETURN DENNY’S TO ITS RIGHTFUL PLACE

We ask for your support and urge you to vote for our director nominees so that we can work on your behalf to implement a plan to enhance shareholder value and return Denny’s to its rightful place as a leader in the family dining restaurant industry.

VOTE THE GOLD PROXY CARD TODAY

To support the Committee’s three highly-qualified nominees:

•	Sign and date the enclosed GOLD proxy card

•	Mail back in the postage paid envelope provided

Your vote is important, no matter how many or how few shares you own.  If you have any questions or need any assistance voting your shares, please do not hesitate to contact our proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885, collect at 212-929-5500 or by e-mail at enhancedennys@mackenziepartners.com.

For additional information and updates on our solicitation, please visit our website at www.enhancedennys.com.  Thank you for your support.

Sincerely,

The Committee to Enhance Denny’s

Jonathan Dash	David Makula	Patrick Walsh
Co-Chairman	Co-Chairman	Co-Chairman

For additional information and updates leading up to the Annual Meeting, please visit our website at
www.enhancedennys.com or if you have any questions, need assistance voting your GOLD proxy card or need additional copies of the Committee’s proxy materials, please contact MacKenzie Partners, Inc. at the address, email or phone numbers listed below.

105 Madison Avenue
New York, New York 10016
enhancedennys@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

Item 2: Changes were made to the following web page of www.enhancedennys.com:

Documents

o  The Committee to Enhance Denny's Proxy Statement, Including Supplement [PDF]

o  The Committee to Enhance Denny's GOLD Proxy Card [PDF]

o  The Committee to Enhance Denny's Shareholder Letter 4-13-10 [PDF]

o  DFA Letter to BOD 3-20-2009 [PDF]

o  DFA Letter to BOD 11-09-2009 [PDF]

o  Investor Presentation [PDF]

o  The Committee to Enhance Denny's Shareholder Letter 4-30-10 [PDF]